Exhibit 99.2

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Announces Sale of
CamelBak Products, LLC

Westport, Conn., July 27, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that it has entered into a definitive agreement to sell its majority owned subsidiary, CamelBak Products, LLC (“CamelBak”), to Vista Outdoor Inc. (“Vista Outdoor”). The sale price for CamelBak will be based on a total enterprise value of $412.5 million and will be subject to a customary working capital adjustment. The divestiture is expected to close within the next month, subject to customary closing conditions.

After the allocation of the sales price to non-controlling equityholders and the payment of transaction expenses, CODI expects to receive between $355 million and $375 million of total proceeds from the sale at closing. This amount is in respect of the Company’s outstanding loans to CamelBak (including accrued interest) and its equity interests in CamelBak, which was acquired by CODI on August 24, 2011. The proceeds will be used to repay all outstanding debt under the Company’s revolving credit facility, with the balance increasing cash on the Company’s balance sheet. The Company anticipates recording a gain on the sale of CamelBak ranging between $140 million and $160 million during the quarter ended September 30, 2015.

Commenting on the transaction, Alan Offenberg, CEO of Compass Diversified Holdings, stated, “Over the past four years, we have enjoyed working closely with CamelBak’s management team, led by its CEO, Sally McCoy, and are proud of our accomplishments together. CODI’s strategic investments enabled CamelBak to increase consumer penetration levels, build cash flows and generate greater organic growth. CamelBak has established itself as the global leader in personal hydration products, and we wish the company and Vista Outdoor continued success.”

Sally McCoy, President and CEO of CamelBak, stated, “On behalf of CamelBak, I would like to thank CODI for being an outstanding partner.  CODI’s support of our people and culture was a key ingredient to successfully building our business and brand.  In addition, CODI recognized the strong demand for our innovative, world class personal hydration products, and through our successful partnership CamelBak’s business achieved new heights.  We appreciate CODI’s support and guidance while ensuring that CamelBak’s future outlook and positive momentum are secure with Vista Outdoor.”

Mr. Offenberg added, “As a result of this opportunistic sale, we continue to unlock significant value for shareholders and will have realized gains of over $480 million since our IPO, complementing our ongoing success acquiring and growing attractive businesses with a reason to exist. Going forward, we are well-positioned to draw upon our solid balance sheet and financial flexibility to reinvest in the long-term growth of our current subsidiaries and capitalize on additional platform and add-on acquisition opportunities while providing shareholders with consistent cash distributions.”

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Compass Diversified Holdings
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. ("FOX", Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2014 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.